Exhibit 99.2

Item 7 Information

The securities being reported on by the reporting persons herein as parent holding companies are owned, or may be deemed to be beneficially owned as follows:

Company	Type of Company
Commonwealth Bank Officers Superannuation Corporation Pty Limited	EP (AU registered)
ASB Bank Limited	HC (NZ registered)
ASB Group Investments Limited	IA (NZ registered)
The Colonial Mutual Life Assurance Society Limited	IC (AU registered)
Avanteos Investments Limited	IA (AU registered)
ASB Holdings Limited	HC (NZ registered)